EXHIBIT 99.3


  ANCHOR GLASS CONTAINER CORPORATION ENTERS INTO NEW REVOLVING CREDIT FACILITY
     - OBTAINS MODIFICATIONS AND WAIVERS UNDER ITS EXISTING CREDIT FACILITY

TAMPA, Florida, February 15, 2005 -- Anchor Glass Container Corporation (NASDAQ:AGCC) today announced that it has entered into a $20 million revolving credit facility with Madeleine L.L.C., an affiliate of its largest stockholders, funds and accounts managed by Cerberus Capital Management L.P and its affiliates. As availability under the new facility is not subject to a borrowing base, the new facility will provide the company with liquidity in excess of that provided by the borrowing base under its $115 million primary lending facility. The company anticipates that it will have approximately $22 million of availability under its two revolving credit facilities, after the interest payment on its $350 million senior secured notes due 2013 to be made today.

The new revolving credit facility will mature on August 30, 2007, contemporaneously with the maturity of the company's existing revolving credit facility, and will bear interest on drawn portions thereof at LIBOR plus 8%. Interest on the new faclity will be payable in kind if availability under the company's existing revolving credit facility is less than an agreed upon threshold. The new revolving credit facility will be secured by a second lien on the company's inventory, receivables and general intangibles.

MODIFICATIONS UNDER EXISTING REVOLVING CREDIT FACILITY AND WAIVERS

Anchor Glass also announced that it has reached an agreement with its lenders under its existing revolving credit facility to modify the fixed charge coverage ratio under the facility for the remainder of 2005 as the Company seeks to reduce costs and improve free cash flow generation. In addition, the lenders have waived the Company's expected failure to comply with its fixed charge coverage ratio covenant as of December 31, 2004 that resulted from the company's weaker than anticipated cash flows and operating results during the fourth quarter. Anchor Glass expects to announce final fourth quarter results on March 9, 2005. Anchor Glass has also entered into a similar agreement and waiver with its lender under its $11.7 million capital lease arrangements.

OPERATIONAL REVIEW

The company is continuing the implementation of the results of its previously announced operational review to increase asset productivity, improve working capital efficiency, reduce capital spending and boost free cash flow generation. To date, the company has implemented programs to reduce procurement costs, to lower labor costs through its previously announced reduction in force and through other initiatives, and to amerliorate increases in freight costs through increasing load density. Management is actively pursuing other cost reduction and revenue enhancement initiatives.


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FORWARD-LOOKING STATEMENTS

The press release includes forward-looking statements. Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate or imply future results, performance or achievements, including the Company's ability to successfully implement the results of its operational review. Forward-looking statements involve risks and uncertainties faced by the company including, but not limited to, economic, competitive, governmental and technological factors outside the control of the company that may cause actual results to differ materially from the forward-looking statements. These risks and uncertainties may include the highly competitive nature of the glass container industry and the intense competition from makers of alternative forms of packaging; fluctuations in the prices for energy, particularly natural gas, soda ash, other raw materials and freight; the company's focus on the beer industry and its dependence on certain key customers; the seasonal nature of brewing and other beverage industries; volatility in demand from emerging new markets; the company's dependence on certain executive officers; and changes in environmental and other government regulations. The company operates in a changing environment in which new risk factors can emerge from time to time. It is not possible for management to predict all of these risks, nor can it assess the extent to which any factor, or a combination of factors, may cause actual results to differ materially from those contained in forward-looking statements. All forward-looking statements are subject to risks and uncertainties, including without limitation those identified in the company's annual report on Form 10-K, which could cause actual results to differ from those projected. The company disclaims any obligation to update any forward-looking statements.

ABOUT ANCHOR

Anchor Glass Container Corporation is the third largest manufacturer of glass containers in the United States. It has eight facilities where it produces a diverse line of flint (clear), amber, green and other colored glass containers for the beer, beverage, food, liquor and flavored alcoholic beverage markets.



            INVESTOR CONTACT: Peter Reno, Interim Chief Financial Officer
                              Anchor Glass Container Corporation
                              813/882-7811